Exhibit 99.1

Momentus Signs Long-Term Agreement to Partner with Leading 3D Printing Technology Leader Velo3D

Aims to enable faster production of satellite and space system components, and make possible new revenue streams for innovative Silicon Valley space company

SAN JOSE, Calif., April 14, 2025--(BUSINESS WIRE)— Momentus Inc. (NASDAQ: MNTS) (“Momentus” or the “Company”), a U.S. commercial space company that offers satellites, satellite components, transportation, and other in-space infrastructure services, today announced it has entered into a five-year master services agreement (the “Master Services Agreement”) with Velo3D, Inc. (OTC:  VLDX) (“VLD”), a leading provider of additive manufacturing solutions also referred to as 3D printing.

According to the terms of the all-stock transaction as reported in an 8-K filed by the Company today, Momentus plans to leverage the advanced additive manufacturing capabilities of Velo3D for faster, lower-cost production of space system components.  The Company intends to utilize these components both in the Company’s satellites, Orbital Service Vehicles, and other space systems, while also selling critical components to customers in the space industry, which we believe will lead to new revenue streams from sales of components designed by Momentus and produced by Velo3D pursuant to the Master Services Agreement.

Momentus intends to leverage advanced additive manufacturing capabilities to:

•	Optimize spacecraft design with the potential for lighter, stronger, and more complex geometries, improving overall performance.

•	Reduce production costs: Traditional manufacturing methods require extensive machining, whereas additive manufacturing minimizes material waste and accelerates fabrication.

•	Enhance component reliability: High-precision 3D-printed parts may contribute to improved durability and mission success.

•	Support rapid prototyping: Additive manufacturing allows for quick design iterations, enabling faster testing and development.

•	Design satellite and space system components that will be manufactured by Velo3D to supply to customers in the space industry, leading to new product lines and revenue streams.

“We’re pleased to be partnering with Velo3D to leverage the power of advanced manufacturing, to continue to improve the capabilities of our satellites and space systems and aiming to make our low-cost products and services even more cost-competitive,” said Momentus’ CEO John Rood. “We are also excited about the ability to expand our product offerings to create new revenue streams through sales of space system components that are 3D printed.”

The Master Services Agreement also contains a provision, under which Velo3D may use capacity not utilized by Momentus to provide services to other customers.  According to the Master Services Agreement, Momentus will be compensated for such use based on a formula equal to 20% of $3 million less service fees attributed to Momentus in the first year and 50% of $3 million less service fees attributed to Momentus in each subsequent year of the agreement.  The term of the Master Services Agreement is five years unless terminated earlier in accordance with its terms.

In exchange for the services to be provided by Velo3D, the Company issued an aggregate of 477,455 shares of Class A common stock and 673,408 shares of non-voting Series A Convertible Preferred Stock, par value 0.00001 per share (the “Preferred Stock”). Each share of Preferred Stock is convertible into ten shares of Class A common stock, subject to the limitations in the Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designations”), including that Velo3D hold no more than 9.99% of the outstanding shares of the Company’s Class A common stock at any time.

A.G.P./Alliance Global Partners acted as exclusive Financial Advisor to Momentus.

About Momentus

Momentus is a U.S. commercial space company offering satellites, satellite components, and in-space transportation and infrastructure services. The Company offers satellites to support government and commercial customers for missions like communications, missile tracking, and cutting-edge science missions.  In its transportation and infrastructure services business, Momentus aims to enable new ways of operating in space for orbital logistics with its Vigoride orbital service vehicle, which utilizes a modular system to customize the vehicle to meet the specific mission requirements of our customers. Momentus offers services such as hosted payloads, support for in-space assembly, on-orbit servicing and refueling, and transportation of satellites to specific orbits.

About Velo3D

Velo3D is a metal 3D printing technology company. 3D printing—also known as additive manufacturing (AM)—has a unique ability to improve the way high-value metal parts are built. However, legacy metal AM has been greatly limited in its capabilities since its invention almost 30 years ago. This has prevented the technology from being used to create the most valuable and impactful parts, restricting its use to specific niches where the limitations were acceptable.

Velo3D has overcome these limitations so engineers can design and print the parts they want. The company’s solution unlocks a wide breadth of design freedom and enables customers in space exploration, aviation, power generation, energy, and semiconductor to innovate the future in their respective industries. Using Velo3D, these customers can now build mission-critical metal parts that were previously impossible to manufacture. The fully integrated solution includes the Flow print preparation software, the Sapphire family of printers, and the Assure quality control system—all of which are powered by Velo3D’s Intelligent Fusion manufacturing process. The company delivered its first Sapphire system in 2018 and has been a strategic partner to innovators such as SpaceX, Aerojet Rocketdyne, Lockheed Martin, Avio, and General Motors. Velo3D was named as one of Fast Company’s Most Innovative Companies for 2023. For more information, please visit Velo3D.com, or follow the company on LinkedIn or X.

Forward-Looking Statements

This press release contains certain statements which may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding the expected filing of the Company’s Form 10-K and Form 10-Q and its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Momentus’ control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company on April 1, 2025, as such factors may be updated from time to time in our other filings with the Commission, accessible on the Commission’s website at www.sec.gov and the Investor Relations section of our website at investors.momentus.space. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.